EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2018 Results

FORT COLLINS, Colo., July 30, 2018 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2018 ending June 30, 2018.  (All amounts are presented on an as reported basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2018 Overview

  Net sales were $588 million for the third quarter of 2018, an increase of 7 percent from the prior year quarter. Organic net sales1, which exclude sales of $25 million attributable to the acquired L’Orange business, were $563 million, an increase of 3 percent from the prior year quarter.
  Earnings per share were $0.77. Adjusted earnings1 per share were $1.12, compared to $0.85 for the prior year quarter.
  Adjusted EBIT1 was $89 million, compared to $75 million for the prior year quarter.
  Net cash generated from operating activities for the first nine months of 2018 was $162 million, compared to $184 million for the first nine months of the prior year. Free cash flow1 was $72 million for the first nine months of 2018, compared to $119 million for the same period of the prior year. Free cash flow for the first nine months of 2018 was negatively impacted by approximately $18 million of special charges.

“We delivered strong performance in our Aerospace segment as the narrowbody launch accelerates, supported by exceptionally strong aftermarket sales. The L’Orange acquisition represents a bright spot in an otherwise challenging quarter for our Industrial segment. As expected, L’Orange is improving the growth and profitability profile of our Industrial segment,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward.

Company Results

Similar to the second quarter of 2018, Woodward is providing certain financial measures on both a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Adjusted amounts exclude, as applicable, restructuring charges, Duarte move-related costs, the purchase accounting impacts related to inventory step-up and backlog in connection with our L’Orange acquisition, and M&A transaction and integration costs (collectively “special charges”), as well as transition impacts of the change in U.S. tax legislation. There were no such adjustments in the prior year. On June 1, 2018, Woodward completed the acquisition of L’Orange. Financial information for L’Orange is reflected in our U.S. GAAP financial statements, and more specifically in our Industrial segment, from the acquisition date. Organic sales amounts exclude sales attributable to L’Orange.

Net sales for the third quarter of fiscal 2018 were $588 million, compared to $549 million for the third quarter of last year, an increase of 7 percent. Organic net sales were $563 million for the third quarter of last year, an increase of 3 percent. Foreign currency exchange rates had a favorable impact on sales of approximately $6 million for the quarter.

Net earnings for the third quarter of 2018 were $49 million, or $0.77 per share. Adjusted net earnings1 were $71 million, or $1.12 per share, for the current quarter, compared to $54 million, or $0.85 per share for the third quarter of the prior year.

The effective tax rate for the third quarter of 2018 was 9.7 percent. The adjusted effective tax rate1, which excludes the transition impacts of the change in U.S. tax legislation, was 11.9 percent for the quarter, compared to 21.9 percent for the third quarter of 2017, primarily due to favorable resolutions in the third quarter of 2018 related to prior period tax matters.

EBIT1 was $62 million for the third quarter of 2018. Adjusted EBIT was $89 million, compared to $75 million for the third quarter of 2017.

Segment Results

Aerospace
Aerospace segment net sales for the third quarter of fiscal 2018 were $405 million, compared to $356 million for the third quarter a year ago.

Aerospace sales growth was driven by the continued production ramp up of the next generation aircraft programs, and particularly robust commercial aftermarket activity in the third quarter. Business jet sales also showed marked improvement. Defense OEM sales were strong across the board with significant momentum in smart weapons and fixed wing platforms, although defense aftermarket sales were lower than the prior year period.

Segment earnings for the third quarter of 2018 were $82 million, compared to $67 million for the same quarter last year. Segment earnings as a percent of segment sales were 20.3 percent for the third quarter of 2018, compared to 18.9 percent in the same quarter of the prior year. Segment earnings continued to benefit significantly from the impact of the higher sales volume particularly related to the aftermarket strength, partially offset by higher manufacturing costs.

Industrial
Industrial segment net sales for the third quarter of fiscal 2018 were $184 million, compared to $193 million for the third quarter a year ago. Organic Industrial segment net sales1 for the third quarter of 2018 were $159 million. Foreign currency exchange rates had a favorable impact on segment sales of approximately $5 million for the third quarter of 2018.

The decrease in organic Industrial segment sales was due to weakness in industrial gas turbines, renewables, and China natural gas truck sales this quarter compared to the prior year quarter.

Segment earnings for the third quarter of 2018 were $10 million, or 5.7 percent of sales. Adjusted Industrial segment earnings1 were $19 million for the third quarter of 2018, or 10.2 percent of segment sales, compared to $21 million, or 10.8 percent of segment sales, in the third quarter a year ago.

The decrease in adjusted segment earnings was primarily due to the lower organic sales volume, partially offset by the L’Orange operating earnings excluding the impacts of purchase accounting.

Nonsegment
Nonsegment expenses totaled $31 million for the third quarter of fiscal 2018. Adjusted nonsegment expenses1 for the third quarter of fiscal 2018, which excludes the impact of the $18 million of special charges in the current quarter, were $12 million, compared to $13 million for the same quarter last year.

Year-to-Date Results

Net sales for the first nine months of fiscal 2018 were $1.6 billion, compared to $1.5 billion for the same period last year. Organic net sales for the first nine months of fiscal 2018 were $1.6 billion. Foreign currency exchange rates had a favorable impact on sales of approximately $22 million for the first nine months of 2018.

Net earnings for the first nine months of 2018 were $106 million, or $1.66 per share. Adjusted net earnings for the first nine months of 2018 were $157 million, or $2.46 per share, compared to $138 million, or $2.18 per share in the same period last year.

EBIT was $161 million for first nine months of 2018. The effective tax rate for the first nine months of 2018 was 24.7 percent. The adjusted effective tax rate for the first nine months of 2018, which excludes the transition impacts of the change in U.S. tax legislation, was 15.7 percent, compared to 16.7 percent for the same period of the prior year. The effective tax rate for 2018 is anticipated to be approximately 23 percent. The adjusted effective tax rate for 2018 is anticipated to be approximately 18 percent.

Adjusted year-to-date EBIT was $206 million, compared to $185 million for the same period last year.

Aerospace segment net sales for the first nine months of 2018 were $1.1 billion, an increase of 16 percent, compared to $943 million for the same period last year. Aerospace segment earnings as a percent of segment sales for the first nine months of 2018 was 18.1 percent, compared to 18.3 percent for the same period last year.

Industrial segment net sales for the first nine months of 2018 were $510 million, compared to $549 million for the same period last year. Organic segment net sales for the first nine months of 2018 were $485 million. Foreign currency exchange rates had a favorable impact on sales of approximately $19 million for the first nine months of 2018. Industrial segment earnings as a percent of segment sales for the first nine months of 2018 was 7.9 percent. Adjusted segment earnings as a percent of segment sales for the first nine months of 2018 was 9.5 percent, compared to 10.2 percent for the same period last year.

Nonsegment expenses totaled $78 million for the first nine months of 2018. Adjusted nonsegment expenses were $41 million, compared to $43 million for the first nine months of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities for the first nine months of fiscal 2018 was $162 million, compared to $184 million for the first nine months of the prior year. Free cash flow was $72 million for the first nine months of 2018, compared to $119 million for the same period of the prior year. Free cash flow for the first nine months of 2018 was negatively impacted by approximately $13 million of special charges. Payments for property, plant, and equipment for the first nine months of 2018 were $90 million, compared to $65 million for the first nine months of 2017. Free cash flow for fiscal year 2018 is anticipated to be approximately $165 million, reflecting increased capital expenditures, as well as transaction costs related to the acquisition of L’Orange.

Fiscal 2018 Full Year Outlook

Our outlook now reflects the acquisition of L’Orange.

Total net sales are expected to be approximately $2.3 billion for fiscal 2018, with Aerospace sales up approximately 14 percent and Industrial sales flat to slightly up, both as compared to the prior year.

Aerospace segment earnings as a percent of sales are expected to be flat to slightly up as compared to the prior year. Adjusted Industrial segment earnings as a percent of sales are expected to be up approximately 100 basis points as compared to the prior year.

Earnings per share are now expected to be approximately $2.75 based on approximately 64 million of fully diluted weighted average shares outstanding.

Woodward’s outlook on an adjusted basis has improved. Adjusted earnings per share are expected to be approximately $3.80.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 30, 2018, to provide an overview of the financial performance for the third quarter of fiscal year 2018, business highlights, and outlook for fiscal 2018. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 84310210. An audio replay will be available by telephone from 7:30 p.m. EDT on July 30, 2018 until 11:59 p.m. EDT on August 13, 2018. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 84310210.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our expectations regarding our recent acquisition of L’Orange, including its expected effects on our business and financial results, our expectations regarding the effects of the changes in the U.S. tax legislation on our effective tax rate, our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2017 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands except per share amounts)		2018	2017	2018	2017

Net sales		$588,117	$548,622	$1,606,514	$1,491,897
Costs and expenses:
Cost of goods sold		427,897	394,750	1,176,012	1,090,997
Selling, general, and administrative expenses		54,600	44,561	140,362	130,521
Research and development costs		39,470	34,663	111,425	91,588
Restructuring charges		-	-	17,013	-
Interest expense		7,878	6,769	21,315	20,399
Interest income		(342)	(358)	(1,176)	(1,237)
Other (income) expense, net		4,197	(450)	1,012	(6,353)
Total costs and expenses		533,700	479,935	1,465,963	1,325,915
Earnings before income taxes		54,417	68,687	140,551	165,982
Income taxes		5,300	15,061	34,685	27,703
Net earnings		$49,117	$53,626	$105,866	$138,279

Earnings per share amounts:
Basic earnings per share		$0.80	$0.87	$1.72	$2.25
Diluted earnings per share		$0.77	$0.85	$1.66	$2.18
Weighted average common shares outstanding:
Basic		61,608	61,288	61,417	61,387
Diluted		63,881	63,392	63,782	63,520
Cash dividends per share paid to Woodward common stockholders		$0.1425	$0.1250	$0.4100	$0.3600

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
		June 30,	September 30,
		2018	2017
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents		$114,399	$87,552
Accounts receivable		386,110	402,182
Inventories		589,440	473,505
Income taxes receivable		7,994	19,376
Other current assets		39,171	38,574
Total current assets		1,137,114	1,021,189
Property, plant, and equipment, net		1,044,033	922,043
Goodwill		826,926	556,545
Intangible assets, net		707,761	171,882
Deferred income tax assets		15,208	19,950
Other assets		73,022	65,500
Total assets		$3,804,064	$2,757,109

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings		$144,000	$32,600
Accounts payable		222,416	232,788
Income taxes payable		11,407	6,774
Accrued liabilities		162,211	155,072
Total current liabilities		540,034	427,234
Long-term debt, less current portion		1,211,396	580,286
Deferred income tax liabilities		170,101	33,408
Other liabilities		416,498	344,798
Total liabilities		2,338,029	1,385,726
Stockholders’ equity		1,466,035	1,371,383
Total liabilities and stockholders’ equity		$3,804,064	$2,757,109

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
		Nine-Months Ended
		June 30,
(Unaudited - in thousands)		2018	2017

Net cash provided by operating activities		$162,083	$183,798

Cash flows from investing activities:
Payments for property, plant, and equipment		(89,597)	(65,075)
Net proceeds from sale of assets		1,213	3,697
Proceeds from sales of short-term investments		8,970	5,002
Payments for purchases of short-term investments		(824)	(7,344)
Business acquisitions, net of cash acquired		(771,069)	-
Net cash used in investing activities		(851,307)	(63,720)

Cash flows from financing activities:
Cash dividends paid		(25,206)	(22,076)
Proceeds from sales of treasury stock		7,102	12,554
Payments for repurchases of common stock		-	(61,782)
Borrowings on revolving lines of credit and short-term borrowings		1,769,105	1,106,000
Payments on revolving lines of credit and short-term borrowings		(1,422,624)	(1,145,800)
Proceeds from the issuance of long-term debt		400,000	-
Payments of long-term debt and capital lease obligations		(315)	(307)
Payment of debt financing costs		(1,325)	-
Payments for forward option derivative instrument		(5,543)	-
Net cash provided by (used in) financing activities		721,194	(111,411)
Effect of exchange rate changes on cash and cash equivalents		(5,123)	(755)
Net change in cash and cash equivalents		26,847	7,912
Cash and cash equivalents at beginning of year		87,552	81,090
Cash and cash equivalents at end of period		$114,399	$89,002

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Net sales:
Aerospace		$404,612	$355,992	$1,096,860	$943,198
Industrial		183,505	192,630	509,654	548,699
Total consolidated net sales		$588,117	$548,622	$1,606,514	$1,491,897
Segment earnings*:
Aerospace		$82,199	$67,173	$198,721	$172,277
As a percent of segment sales		20.3%	18.9%	18.1%	18.3%
Industrial		10,450	20,870	40,031	55,957
As a percent of segment sales		5.7%	10.8%	7.9%	10.2%
Total segment earnings		92,649	88,043	238,752	228,234
Nonsegment expenses		(30,695)	(12,945)	(78,061)	(43,090)
EBIT		61,954	75,098	160,691	185,144
Interest expense, net		(7,537)	(6,411)	(20,140)	(19,162)
Consolidated earnings before income taxes		$54,417	$68,687	$140,551	$165,982
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment		$31,119	$22,022	$89,597	$65,075
Depreciation expense		$17,695	$14,141	$48,276	$40,259

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Nine-Months Ended
	June 30, 2018			June 30, 2018
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$54,417	$49,117	$0.77	$140,551	$105,866	$1.66
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,674	0.20
Duarte move related costs	2,057	1,440	0.02	2,302	1,733	0.03
Purchase accounting impacts*	8,299	5,809	0.09	8,299	5,809	0.09
Merger and acquisition transaction and transition costs	3,077	2,153	0.03	4,358	2,848	0.04
Cost associated with the Forward Option	5,543	3,880	0.06	5,543	3,880	0.06
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	4,293	3,005	0.05	4,293	3,005	0.05
German real estate transfer costs associated with the acquisition of L'Orange	3,385	2,370	0.04	3,385	2,370	0.04
Non-U.S. GAAP adjustments	26,654	18,657	0.29	45,193	32,319	0.51
Transition impact of U.S. tax legislation	-	3,671	0.06	-	18,449	0.29
Total Non-U.S. GAAP adjustments	26,654	22,328	0.35	45,193	50,768	0.80
Adjusted earnings (Non-U.S. GAAP)	$81,071	$71,445	$1.12	$185,744	$156,634	$2.46
* Represents the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Industrial segment earnings (U.S. GAAP)		$10,450	$20,870	$40,031	$55,957
Purchase accounting impacts*		8,299	-	8,299	-
Adjusted Industrial segment earnings (Non-U.S. GAAP)		$18,749	$20,870	$48,330	$55,957

* Represents the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Nonsegment expenses (U.S. GAAP)		$30,695	$12,945	$78,061	$43,090
Restructuring and other charges		(18,355)	-	(36,893)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)		$12,340	$12,945	$41,168	$43,090

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Net earnings (U.S. GAAP)		$49,117	$53,626	$105,866	$138,279
Income taxes		5,300	15,061	34,685	27,703
Interest expense		7,878	6,769	21,315	20,399
Interest income		(342)	(358)	(1,176)	(1,237)
EBIT (Non-U.S. GAAP)		61,953	75,098	160,690	185,144
Restructuring and other charges		26,654	-	45,192	-
Adjusted EBIT (Non-U.S. GAAP)		$88,607	$75,098	$205,882	$185,144

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Net earnings (U.S. GAAP)		$49,117	$53,626	$105,866	$138,279
Income taxes		5,300	15,061	34,685	27,703
Interest expense		7,878	6,769	21,315	20,399
Interest income		(342)	(358)	(1,176)	(1,237)
Amortization of intangible assets		11,360	6,439	23,861	19,328
Depreciation expense		17,695	14,141	48,276	40,259
EBITDA (Non-U.S. GAAP)		91,008	95,678	232,827	244,731
Restructuring and other charges		22,078	-	40,616	-
Adjusted EBITDA (Non-U.S. GAAP)		$113,086	$95,678	$273,443	$244,731

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW [1]
		Three-Months Ended		Nine-Months Ended
		June 30,		June 30,
(Unaudited - in thousands)		2018	2017	2018	2017
Net cash provided by operating activities (U.S. GAAP)		$105,365	$53,804	$162,083	$183,798
Payments for property, plant, and equipment		(31,119)	(22,022)	(89,597)	(65,075)
Free cash flow (Non-U.S. GAAP)		$74,246	$31,782	$72,486	$118,723

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible, (iv) the merger and acquisition transaction and integration costs, (v) cost associated with the acquisition-related forward option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, and (viii) the transition impacts of the change in U.S. federal tax legislation. Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales exclude sales attributable to L’Orange.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted cash flow from operating activities, free cash flow, adjusted free cash flow, organic net sales, organic Industrial net sales, adjusted net earnings, adjusted Industrial segment net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com